Exhibit 99.1

Tuesday, May 13, 2008

Media General Completes Sale of WTVQ-TV in Lexington, Ky., to Morris Network, Inc.

Richmond, Va., and Savannah, Ga. – Media General, Inc. (NYSE: MEG) and Morris Network, Inc. announced today the completion of Morris Network’s purchase of Media General’s ABC television station WTVQ in Lexington, Ky. Terms were not disclosed.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are pleased to complete the sale of WTVQ and we will use the proceeds immediately for debt reduction. We thank our former employees for their dedicated service and wish them well.”

Media General has also agreed to sell WMBB, an ABC station in Panama City, Fla., and KALB/NALB, a NBC/CBS station in Alexandria, La., to Hoak Media Corporation. Additionally, the sales of two other stations, WCWJ, a CW affiliate in Jacksonville, Fla., and WNEG in Toccoa, Ga., are progressing. All of these stations were included in discontinued operations in Media General’s first quarter 2008 results.

When the sales of all five stations are completed, Media General expects to realize total proceeds of $100 million to $105 million, which will be used to reduce debt by $60 million to $65 million after considering estimated taxes to be paid.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications. The company owns and operates 22 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and 9 percent of those in the United States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

About Morris Multimedia, Inc.

Morris Multimedia, Inc., founded in 1970 and headquartered in Savannah, Georgia, is one of the largest privately-owned media companies in the United States. Morris Multimedia, through its affiliate Morris Network, Inc., owns and operates the following eight network affiliate television stations:

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-	WDEF: Chattanooga, Tennessee

-	WCBI: Columbus/Tupelo/West Point, Mississippi

-	CW North Mississippi: Columbus/Tupelo/West Point, Mississippi

-	MY Mississippi: Columbus/Tupelo/West Point, Mississippi

-	WXXV: Gulfport, Mississippi

-	WTVQ: Lexington, Kentucky

-	WMGT: Macon, Georgia

-	WWAY: Wilmington, North Carolina

Morris Multimedia also owns and operates over 90 daily and weekly newspapers, shoppers and niche publications through its affiliate, Morris Newspaper Corporation. Morris Multimedia operates in 10 states and the Caribbean.

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